Exhibit 99.1
SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208
SAVIENT PHARMACEUTICALS
First Quarter 2008 Financial Results
May 8, 2008
9:00 am CT

Operator:	Welcome to the Savient Pharmaceuticals 2008 First Quarter Financial Results conference call. At this time all participants are in a listen only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder, this conference is being recorded, May 8, 2008. I would now like to turn the conference over to Brian Hayden, Chief Financial Officer. Please go ahead sir.

Brian Hayden:	Good morning and thank you for participating in today’s First Quarter 2008 Financial Results conference call. We issued a press release late yesterday providing financial results and highlights for the first quarter ending March 31, 2008. This press release and others are available on our Web site at www.savient.com.

Before we begin I would like to read our Safe Harbor statement. Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular we need to stress that when we discuss information regarding the results from our development program for Puricase or pegloticase, which are still being further analyzed, or the possibility of obtaining regulatory approval for our products in the United States and outside of the United

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

States, no inference of the overall success of this development program or guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation the company’s quarterly reports on Form 10-Q and our annual report on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described as forward-looking statements.

Furthermore the content of this conference call contents time-sensitive information that is accurate only as of the date of the live broadcast, May 8, 2008. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of the senior management team including Philip Yachmetz our Chief Business Officer, Paul Hamelin our Head of Commercial Operations, Dr. Zeb Horowitz our Chief Medical Officer, and Dr. Robert Lamm our Head of Quality and Regulatory Affairs.

I’d like to now turn the call over to Christopher Clement, our President and Chief Executive Officer.

Christopher Clement:
Thank you Brian. Good morning and thank you all for joining us today. With today’s call I will provide an overview of our accomplishments achieved during the first quarter of 2008 and then Brian will take you through our financial results for the first quarter.

Following Brian’s discussion, Dr. Zeb Horowitz will provide an overview from our recent BLA meeting with FDA to discuss top line immunogenicity results from our Phase 3 program and elaborate on the press release issued

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

yesterday on the interim results from our Open Label Extension study. We will then open the call to Q&A.

Well let me say that this has been a very exciting first quarter as we have continued to advance our pegloticase clinical program. As we continue to analyze data from our Phase 3 program we believe that, if approved, pegloticase could prove to be a transformational drug for the treatment-failure gout population, where our results demonstrate an important and meaningful clinical improvement in these patients.

During the first quarter we made significant progress in reporting additional positive results for secondary clinical endpoint such as improvement of swollen and tender joints in patient-reported outcome. We believe that the strength of the evidence from the pegloticase Phase 3 study trial has the potential to change the way physicians and patients with treatment-failure gout in that there is now hope for those who have been unable to control their uric acid levels.

We are also very pleased with the progress that we have made with regard to our regulatory activities. On April 17, we met with the FDA to discuss our planned BLA which is our Biologic License Application and we were very encouraged by the discussion and the results of the meeting. And we will shortly review with you the key takeaways from that meeting.

Partial planning activities continue as we undertake the necessary studies and analyses to fully understand the gout market dynamics. In particular we need to make solid progress in our pricing research with the payers and other key stakeholders outlining pricing levels that can be supported by pegloticase’s strong clinical profile.

This work is still ongoing and as we have stated before, we do not expect to announce a pricing decision until after the final label is approved by the FDA. Our plans remain on track as we prepare for a European filing in early 2009

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

and our commercial launch plans in the U.S. remain on track for the first half of 2009.

We have made great progress with our efforts in identifying strategic partnerships that will augment our commercialization plans for pegloticase. We plan to have a partnership in place sometime in the second half of this year, prior to our European filing.

As part of our overall systematic process, we currently have underway, we are not only evaluating partnership outside the U.S., but also all other options that could include drug strategic collaboration and transactions that would allow us to maximize market share on a global basis as well as maximized value and return for our shareholders.

So at this point let me turn the call over to Brian for some financial updates, after which Zeb will provide the clinical update.

Brian Hayden:	Thank Chris. Let’s review the operating results for the first quarter 2008 that we reported in last night’s press release.

The next loss for the first quarter was $17.6 million or 33 cents per share, compared with a net loss of $7.8 million or 15 cents per share for the first quarter of 2007. Total revenues for the first quarter were $1.2 million, a reduction of $5.2 million from the same period of 2007.

Previously reported in 2007, we experienced generic competition for Oxandrin, our oral synthetic derivative of testosterone used to promote weight gain following involuntary weight loss related to disease or medical conditions.

We previously indicated that we expected our revenues to decline significantly in 2007 and beyond due to the generic competition, even though

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

we launched our own authorized generic, oxandrolone, for our distribution partner Watson Pharmaceuticals.

In the first quarter of 2008, as expected, Oxandrin and oxandrolone net sales were down $5.2 million from Q-1 2007. Combined sales from Q-1 2008 were $1.1 million. The sales of Oxandrin and oxandrolone are becoming less significant to our overall financial position and sales continue to decline quarter over quarter.

Cost of goods sold for the quarter was $333,000 compared with a credit for COGS of $356,000 for Q-1 2007. You’ll recall from our Q-1 2007 conference call the credit in COGS in 2007 was due to a one-time adjustment related to reduction in future inventory purchase commitment obligations resulting from an agreement reached with our oxandrolone raw materials supplier.

COGS as a percent of total sales was 29% in Q-1 2008. The higher level of COGS in Q-1 is due primarily to an increase in our return goods reserves. Due to an increase in our historical product returns pattern. With the increase in our return reserves, COGS as a percent — or, let me go back and say, without the increase in our return reserves, COGS as a percent of total sales would have been approximately 12%.

Research and development expenses in the first quarter of 2008 were $11.2 million, a decrease of $1.6 million from Q-1 2007. This is due principally to lower pegloticase clinical expenses, $2.2 million, resulting from the completion of the Phase 3 clinical trials in October 2007 and lower manufacturing reservation fees of $3 million.

Partially offsetting these decreased costs were increased expenses of $1.4 million for technology transfer activities for our secondary source of supply of pegloticase active pharmaceutical ingredient and $800,000 for manufacturing process validation activity.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Additionally, technical consulting expenses related to our BLA filing of pegloticase increased by $1.1 million during the current quarter. R&D FAS-123(R) stock compensation expense was $955,000 for the first quarter of 2008, compared with $451,000 in Q-1 2007.

Selling, general, and administrative expenses were $9.3 million in the first quarter of 2008, an increase of $1.9 million in Q-1 2007. This increase was primarily due to $1.2 million in higher Oxandrin related litigation costs and $677,000 in higher stock-based compensation expenses. SG&A FAS-123(R) compensation expense was $1.6 million for the first quarter of 2008 compared with $920,000 in Q-1 2007.

Our investment income was $1 million in the first quarter of 2008, a decrease of $1.4 million from Q-1 2007. This decrease was due to a reduction in our investment cash balances as well as a move in investments into less risky treasury money market funds which resulted in lower income yields earned from these funds. We ended the first quarter with $129.1 million in cash and short- and long-term investments, down about $15.1 million in total from the 2007 year-end balances.

As we have previously reported, a portion of our short- and long-term investments at March 31, 2008 was invested in Bank of America’s Columbia Strategic Cash Portfolio. This is represented by $9.7 million of short-term investments and $2 million of long-term investments. The long-term investments are included in the other assets on our balance sheet.

Columbia Strategic Cash Portfolio was closed in December, 2007 and the fund is in the process of liquidating their assets. We redeemed a portion of our total $20 million investment in December, 2007 and March, 2008, representing approximately $7.8 million.

We anticipate, based on information received from the Bank of America that we will redeem an additional $1 million by July, 2008 and $7 million by the

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

end of 2008, for a total of $8 million of the $9.7 million of short-term investments. The remaining $3.7 million that were invested in the portfolio is expected to be redeemed in 2009.

The investment in the Columbia Fund is classified as “restricted investment” since the redemption of the funds are not at the discretion of the company. As previously indicated, the remaining portion of our investments was maintained in highly liquid U.S. Treasury funds.

Just a point to note, related to the Columbia Fund, although our investment is tied up for a while, we are earning a higher rate of return than our less-risky investments.

One point to note as it relates to our cash position, we expedited the filing of our 2009 Federal Income Tax Return in early of this year, which included an $8.6 million refund request due to the utilization of our 2007 net operating losses that will offset taxes previously paid related to 2006 income. In late April 2008 we received the $8.6 million refund into our bank account.

That concludes the financial portion of the conference call. I would now like to turn the call over to Dr. Zeb Horowitz, our Chief Medical Officer.

Zeb Horowitz:	Thanks Brian. First I’d like to provide some perspective on the April 17 pre-BLA meeting with FDA. A pre-BLA meeting is the last of three key milestone meetings in any drug development program. A pre-IND meeting, the end of these two meetings, and the pre-BLA or pre-NDA meeting. Typically, this is the final face-to-face interaction with the FDA reviewing the vision before submission and it may encompass all aspects of the drug development program.

Although the pre-BLA meeting comes at the end of the development process, it is at this meeting that the final requirements and specifications for submission are set by the reviewing division. The purpose of this meeting is

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

to ensure that the sponsor will have in its submission all of the contents or data needed for a review in a format and structure consistent with FDA requirements policy.

While discussion in negotiation with FDA is encouraged, there is never any ambiguity that FDA’s requirements must be met. Rather, the discussion and negotiation between sponsor and the review division is about how the sponsor can best meet submission specifications and requirements. We view the outcome as the meeting entirely favorable across all the functional areas, for example, non-clinical, CMC, clinical., etc.

However I will address only the clinical development aspects of the meeting in this call. We believe that the data generated from the pegloticase program is sufficient to support a priority review. No decision has yet been made about an advisory panel for pegloticase, however if an advisory panel were to be convened, it would not extend the six-month priority review time.

The Reviewing Division requested that we provide, in the BLA submission, all of the data needed for the agency to appropriately assess the longer-term safety profile of pegloticase for use as a chronically administered drug. In accordance with this request, the 12-month continuous exposure data for pegloticase or six months in the double-blind studies and six months or more from Open Label Extension study, or what I will refer to in discussion as the OLE, must be included in the file and not as part of a safety update as we had originally proposed.

We plan to provide data on 80 to 90 patients with at least 12 months continuous pegloticase exposure. This data already exists at the clinical site and in the clinical laboratory but it must be analyzed and reported.

With regard to our efficacy results, we will provide both the pre-specified pooled analysis for secondary endpoints as well as an analysis of results of

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

each Phase 3 study separately. This comes from our own request to the agency.

We will also submit 12-month efficacy results from the OLE. We view this as the best possible item for presenting our results because it offers the best chance that secondary efficacy endpoints might be included with in descriptive labeling.

In summary, the pre-BLA meeting was collegial, collaborative, and definitive. We believe we have all the data required for a robust submission by the end of the third quarter, a priority review, and potential approval in the first half of 2009.

Now I would like to provide some information about our Phase 3 immunogenicity results. The special protocol assessment specifies that we would provide data related to the occurrence of anti-pegloticase antibodies during pegloticase treatment and the occurrence of anti-pegloticase antibodies, if any, prior to the first pegloticase dose.

I will discuss these results here, but I will mention that we do not expect or intend to release additional incremental information on Phase 3 immunogenicity or on the OLE prior to the BLA filing.

We anticipate that much of the scientifically important data from the more complete OLE data set will be included in abstract presentation at the Annual Meeting of the American College of Rheumatology in October 2008. And we have already submitted these abstracts.

In the Phase 3 study population, anti-pegloticase antibodies were observed in about 89% of patients, which is similar to the proportion of Phase 2 patients who had antibodies. Approximately 15% of all patients in Phase 3 were positive for anti-pegloticase antibodies at baseline prior to the first treatment

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

of pegloticase or placebo, perhaps indicating cross-reaction with pre-existing antibodies.

As in Phase 2, the presence of antibodies was not in itself predictive of safety or efficacy during the study. Nor was the presence or absence of anti-pegloticase antibodies prior to the first exposure to pegloticase predictive of safety or efficacy. However, the titer or level of antibodies was predictive of efficacy, as I will discuss now.

The presence of the highest titer anti-pegloticase antibodies, greater than or equal to 1:7290 dilution during the Phase 3 study, was predictive of accelerated clearance of pegloticase activity from the blood and a return of hyperuricemia. Approximately 30% of pegloticase-treated patients developed high titer of anti-pegloticase antibodies by the end of month three and virtually all of these patients had recurrent hyperuricemia.

There was no real difference in this regard between the every two week and the every four week dose arms. As 25 of 85 patients in the every two week group had high titer, all plasma uric acid, or what I refer to as PUA non- responders, and 26 of 84 patients on the every four week group had high titer and all but one of these was a non-responder.

In the placebo group, no patient had high titer of anti-pegloticase antibodies. With regard to safety, the only observable relationship between the presence of anti-pegloticase antibodies and an adverse safety event was the relationship between the presence of high titer anti-pegloticase antibodies and the occurrence of an infusion reaction. But, there was no relationship seen between the titer of antibodies and the severity of an infusion reaction or of discontinuation of the study.

It is importance to reiterate here that no patient in Phase 3 had anti-pegloticase antibodies of the IgE subtype, which is the antibody subtype that is associated with anaphylaxis. So at this time, the only evidence of

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

immunogenicity that has any impact on safety is in the 30% of pegloticase treated patients with high antibody titer who are a greater risk for the occurrence of an infusion reaction, but not at greater risk of a more severe infusion reaction or for discontinuation due to infusion reactions.

As we have previously said, no patient in Phase 3 or in Phase 2 developed neutralizing antibodies. So it is highly likely that all the loss of uric acid control in Phase 3 can be ascribed to the presence of opsonizing antibodies, which are believed to bind to drug substance and cause its clearance from the blood to be accelerated.

In the future, after approval, we can and probably will explore approaches that might be able to overcome these antibodies. For example, by giving more drugs or giving drugs more frequently than every two weeks, thereby. increasing the overall proportion of patients who could benefit from pegloticase treatment.

Now I would like to discuss our ongoing Open Label Extension. Prior to the April 17 pre-BLA meeting, we had planned to incorporate OLE data through the end of September 2007 into the BLA submission. We selected September for the data cutoff in order to be able to have it analyzed and incorporated into the BLA, as originally planned, by April of this year. We did not cut the data again but the pre-BLA meeting was assigned to the later April 17 date.

So it is only the OLE data was cut in September that has been analyzed so far and it is this data set that I will talk about now. This analysis should be viewed as an interim look at the larger set of OLE data with 80 to 90 patients continuously treated with pegloticase for at least 12 months which we will now be including in the BLA submission towards the end of the third quarter.

The interim OLE data set includes 82 patients, 41 who elected to receive treatments with Open Label pegloticase 8 milligrams every two weeks, and 41 patients who elected treatment every four weeks. This data set includes

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

only 15 patients who were treated with pegloticase continuously for at least 12 months, from the beginning of Phase 3. Another 48 patients who were treated with pegloticase for more than six months but less than 12 months from the beginning of Phase 3.

Included in this 82 patient data set are 19 patients who were in the placebo group during Phase 3 and so have received treatment with pegloticase only in the context of the OLE and for a variety of durations of exposure.

Again, the larger data set to be used for the BLA submission later this year will included data on approximately 150 patients in the OLE, and 90 of these patients will have been treated with pegloticase continuously for 12 months or longer.

The observations related to safety in the OLE interim data continued to support what was observed in the Phase 3 data set. Overall we believe that there are no pegloticase adverse safety signals in the clinical or laboratory results other than the occurrence of gout flares and infusion reactions, as was the case for the Phase 3 data. All patients in the OLE continued to use gout flare prophylaxis and infusion reaction prophylaxis for the duration of their participation in the OLE study.

In the OLE interim data, 18 of 82 patients, or 21%, experienced infusion reaction. Among the 19 patients who had been in the placebo group during Phase 3, six of 19, or 31%, had an infusion reaction in the OLE. Discontinuation due to an infusion occurred in seven of the 82 patients. Four of the seven had been in the placebo group in Phase 3.

The infusion reactions in the OLE were similar to those of Phase 3 in the kind of symptoms reported, the complete resolution of symptoms within 30 to 60 minutes, a lack of post-infusion adverse consequences.. In some, the infusion reaction experience is largely benign, resulting in discontinuation of 8.5% of patients overall in the OLE.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

For the sake of completeness and transparency, I will report on one patient’s death in the OLE interim data, a death we have concluded is completely unrelated to pegloticase treatment. Let me also say that as of this conference call today, there have been no other patient deaths in the OLE study.

This was a 54-year-old woman with Oxacillin Resistant Staph Aureus sepsis who was withdrawn from antibiotics by her family after suffering a massive cerebral vascular accident, or stroke, and brain death. She had been in the every four week dose group during Phase 3 and continued on every four week dosing for four months in the OLE. She did have multiple medical conditions and developed antibiotic resistant Staph sepsis.

The clinical investigator and the Savient medical monitors have concluded that this patient’s death was not in any way causally related to pegloticase treatment. We view the overall safety experience in the interim OLE data set as fully supporting a strongly favorable benefit-to-risk ratio in a population of patients who have severe gout and severe underlying co-morbidities.

We believe that the interim OLE data confirm and extend the favorable safety experience of Phase 3 and in fact confirm and extend the favorable safety profile of the entire clinical development program.

There has been a large expression of interest in learning about the efficacy experience beyond the six month treatment period of Phase 3. The interim OLE data has now been analyzed for the key efficacy parameters of uric acid control, effect on gout tophi, and effect on gout flares. And I will discuss these interim results here.

We find these preliminary results very exciting and important. But first I want to make clear the limitations of the interim data set as these are relevant and there are relevant differences and similarities in how data was captured during the OLE as compared to how it was captured during the phase 3 trial.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

And I need to point out that we do not immunogenicity data from the OLE analyzed at this time.

Unlike Phase 3, the OLE does not have a control arm. However, patients who were in the Phase 3 placebo group and crossed over to pegloticase in the OLE, do serve as their own control. Efficacy results in these patients, as are safety results, are of particular interest as they do confirm and support the experience of the Phase 3 pivotal study.

The design of the OLE, which allowed patients a choice about Open Label treatment in either of the two or four week dosing regimens or in an observation arm, had introduced greater complexity analysis and interpretation of data.

For example, patients from the Phase 3 every two week group could have continued with every two weeks or could have switched to every four weeks. The same for the Phase three every four week group. This complexity is reflected in the relatively small numbers of patients in various treatment groups in the OLE interim data set. Nevertheless, the numerical trend revealed in the efficacy data are of great interest.

First let me address control of hyperuricemia. A question we have been asked frequently is whether or not patients maintain control of uric acid in the OLE, if they were PUA respondent in the Phase 3 studies. The PUA was first measured in the OLE at three months and then approximately every three months thereafter, so we cannot apply the formal definition of a PUA responder that was used in the Phase 3 study.

So I will simply tell you whether or not all pre-dose and post-dose PUA measurements in the OLE were below 6 mg/dL, defining PUA response. This PUA criterion is much more stringent than the one used in Phase 3. This interim analysis of OLE data in no way changes the PUA responder analysis specified for Phase 3 in the special protocol assessment and confirmed in our

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

approved statistical analysis plan and already reported in Press Releases earlier this year.

With that said, let me provide the interim data for the control of hyper-uricemia. A total of 17 patients who were PUA responders in Phase 3, eleven patients in the every two week dosing group and six patients in the every four week dose, elected to use pegloticase every two weeks in this OLE data set. 100% of these 17 patients maintained control of PUA throughout the OLE period.

13 out of 19 patients, or about 70%, who remained in or switched to the every four week dosing group, maintained total control of PUA, throughout this OLE interim analysis. It is very encouraging that some patients, who were PUA non-responders in Phase 3, attained uric acid normalization in the OLE with nine months or more of continuous pegloticase treatment. And this is whether or not they used pegloticase every two weeks or every four weeks in the OLE.

Five out of 26 patients, or 25%, attained uric acid control in the OLE despite their previous non-responsive status, both in the every two week or every four week group in Phase 3. This may mean that treatment longer than six months induces immune tolerance, leading to UA control. But until we have immunology data from the OLE, this hypothesis can not be confirmed.

With regard to the control of PUA in the 19 patients previously on placebo, five of 10 patients who started pegloticase every two weeks, and one of nine patients who started in the every four week group in the OLE, attained uric acid control in this conservative analysis in which we have said a single PUA result above 6 mg/dL qualifies as treatment failure.

In summary, the OLE interim data does show that every two weeks continuous dosing for nine to 12 months, maintains uric acid normalization, and that switching from every four weeks to every two weeks also preserves

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

uric acid normalization. Continuous treatment with pegloticase every four weeks was also successful in maintaining uric acid normalization in most patients. But switching from every two to every four weeks was associated with loss of uric acid control in some patients.

Most encouraging, about 25% of patients first attained uric acid normalization in the OLE, with nine or more months of continuous pegloticase treatment. For a population of patients, previously unable to control hyperuricemia with conventional urate lowering therapy and therefore experiencing progressive disease, this is an outstanding result.

The next aspect of efficacy I would like to talk about is the effect on gout tophi. We believe the interim OLE data set shows an increase in proportion of patients demonstrating tophus resolution beyond that attained at the end of the six month Phase 3 treatment period.

Overall, tophus assessment was determined by comparing the patient’s last tophus imaging visit in the OLE prior to the September 2007 data cut, the interim analysis to the original Phase 3 baseline.

Let me also remind you that the definition of a complete response in our study is when at least one tophus completely disappeared and no progression of tophi is observed. A partial response is when at least one tophus is reduced by 50% or more, as determined by the blinded central reader who applied electronic calibers to the largest two dimensions the tophus as seen in digital photographs.

In the interim data set, 42 of 82 patients had evaluable tophi at the end of Phase 3, when they started in the OLE. 13 of these 42 patients, or 31% showed a complete or partial tophus response. Of these 13 patients, 12, 4 patients from each of the Phase 3 pegloticase treatment groups and five of the placebo group, had a complete response for the first time in the OLE.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Three of 42 patients, who had stable or progressive disease at the end of Phase 3, showed a partial response in the interim OLE analysis.

One of the 42 patients had progressive disease in the OLE analysis. This patient has ended the Phase 3 trials with progressive disease and was in the pegloticase every four week group during Phase 3, and also in the OLE. This patient had been a PUA non-responder in Phase 3 with a mean uric acid of about 9 milligrams per deciliter. Failure to normalize uric acid is consistent with progression of tophaceous disease

The patients in the Phase 3 placebo group showed strong results at three months of pegloticase treatment in the OLE. Five of seven formerly placebo patients, or 71%, had a complete tophus response and one of seven had a partial response in the interim OLE analysis after just three months of pegloticase treatment.

Although these numbers of patients are small, the numerical trends in the OLE interim data set point to an increasing proportion of patients experiencing a substantial improvement in gout tophi. Furthermore, the former placebo patients, serving as their own control in crossing over to pegloticase treatment, provide additional and continuing strong evidence for a beneficial effective treatment on gout tophi.

We believe that this outcome is entirely consistent with the effect on tophi observed in Phase 3 and will be predictive of an even higher proportion of patients with tophus resolution over the longer period of treatment to be included in the BLA filing later this year.

Now the last efficacy topic I would like to address from the interim OLE analysis is the gout flare data. The sample size in this data set is not large but it is informative and the result is very exciting. In this interim OLE data set, there are 41 patients treated with pegloticase every two weeks and 41 treated

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

every four weeks. 31 of the 41 patients in the OLE every two week group had previously received pegloticase in the Phase 3 study.

Among these previously treated patients, gout flares were experienced by only 3 patients after month two of the OLE and none by month six, a time point for which we have eight patients in the analysis. Patients on the every four weeks pegloticase treatments in OLE also showed a reduction in gout flares, but it was a less complete and more delayed benefit, with two or three patients experiencing a flare each month beyond month four of the OLE.

However this time I don’t know if it’s the same patients that have a flare over each month or a different patient. Former placebo patients experienced flares in the OLE, much as they had in the Phase 3 study.

These data show improvements for both every two weeks and every four weeks treatments groups, though the every two week group seems to have an advantage for an earlier accrual of benefits and a more complete benefit in terms of elimination of gout flares.

To be able to report that patients, who before Phase 3 had a frequency of gout flares of one flare every seven weeks on average, had no more gout flares after eight months of continuous pegloticase treatment every two weeks is very encouraging and very exciting.

We anticipate that the OLE data set to be included in the BLA submission late September 2008 with approximately 150 patients of whom 80 to 90 will have experienced 12 months of continuous pegloticase treatment or longer will have sufficient size to make a robust statement regarding the potential for pegloticase therapy to eliminate gout flares as well as to eliminate gout tophi. In addition, the continuous normalization of uric acid.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

In our view, the Phase 3 program demonstrated that pegloticase treatment every two weeks or every four weeks can control the uric acid in the treatment-failure gout population.

And especially in the every two week treatment, obtain clinical outcomes such as elimination of gout tophi and success in patient reported outcome.

The new interim OLE results strongly support these findings and go beyond them by showing an elimination of gout flares after prolonged pegloticase treatment in the patients available in this interim analysis. Equally important, 25% of patients who had not been PUA responders in Phase 3, gained uric acid normalization in the OLE whereas only a few patients, using pegloticase every four weeks, no longer control uric acid.

We have said before that we believe pegloticase provides a very favorable benefit-to-risk profile for patients in treatment-failure gout population. Patients who have no effective treatment today and suffer from severe, debilitating, disabling disease.

Now we can say we believe that the emerging safety and efficacy profile with longer term dose administration suggests that pegloticase may not only control hyperuricemia and thereby slows progression of gout, but perhaps halt and reverse decades of uric acid crystal accumulation, and by so doing, potentially induce a durable disease remission.

Chris, I’ll turn the conference call back to you.

Christopher Clement:

Okay, thank you Zeb. As we move forward into the second quarter, we would like to remind everyone that for the first time, we’ll have a booth present at the EULAR conference this year the premiere annual European Rheumatology meeting. I will not be presenting data at this conference, do

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

plan on advancing our relationship with the key European thought leaders in Rheumatology.

Later this year, our plan is to showcase our base three results at the American College of Rheumatology Annual Meeting in October. We have submitted a number of abstracts for presentation at the meeting, which will cover all the important aspects of our safety and efficacy data from the pegloticase Phase 3 program.

I’m also pleased to announce that our Phase 2 clinical paper has been accepted for publication in the prestigious Rheumatology Journal, “Arthritis and Rheumatism.”

With that said, I’d like to now open the line to Q&A.

Operator:	Ladies and gentlemen if you wish to register a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you with to withdraw your polling request, you may do so by pressing start then the number 2. If you are using a speaker phone, please pick up your handset before entering your request.

Again, we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure you entered into the queue. One moment please for the first question.

Our first question comes from Katherine Xu with Credit Suisse. Please go ahead with your question.

(Katherine Xu):	I guess morning there. I’m actually in Europe. But, the — Zeb I didn’t quite here very clearly, did you say that in the BLA package you would include the exposure data - re-exposure study data as well?

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Zeb Horowitz:	Hi (Katherine). No I didn’t say anything about the re-exposure but yes we will cut that data, except the safety portion of that data, for the BLA. And it has always been our intention to provide results of the safety on the first few doses with the BLA safety update. And now that we’ve moved the date at the FDA’s request to probably late September for filing, we’ll have those first few doses for sure. It’s a very small data set but it will be in there, yes.

(Katherine Xu):	But it’s not really required by the FDA but you’re just putting it in there?

Zeb Horowitz:	The FDA has a copy of our protocol under the IND, but it’s never come up for discussion, there was no mention of it at the BLA meeting.

(Katherine Xu):	Right. For the SAEs in the OLE, what are the other SAEs except for the death — the one death.

Zeb Horowitz:	I don’t have a list of all the SAEs. I believe that there were three SAEs that were called “serious infusion reactions.” These all occurred in placebo patients who started on study drug very similar to the Phase 3 experience. Remember, it could have been a mild infusion reaction and the patient went down to the ER to rule out an MI. It was ruled out. It went over there fine. But that’s still an SAE because of the hospitalization. So I think that’s pretty much it, but I don’t have that list in front of me, so...

(Katherine Xu):	So for the few patients that dropped out during the second six months after the placebo control portion, they were on treatment for six months already. They supposedly tolerated it okay, but then in the second six months they actually dropped out due to infusion reactions. Any color you can give us? I mean, is it — it looks like it’s generally well tolerated, you know, in the long term. But I just want to make sure that for the couple cases there, is there anything particular about them?

Zeb Horowitz:	Yes, but again I think there was only one patient that’s on drug in the Phase 3 program who then dropped out (unintelligible) in the Open Label. It might

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

have been one or two. I think it was only one. The others were placebo patients who crossed over and started on drug.

You’ve got to keep in mind, in January I held three teleconferences with all of the Open Label investigators and asked them to discontinue patients but switch them to the observation arm. The uric acid’s under control, they aren’t having any problems with the drug, and though not many, some people were switched to observation. So it’s not all about SAE. It’s a little bit more complex.

(Katherine Xu):	All right. And lastly, Zeb could you sort of speculate on why the Q-4 week regimen you had some patients had waning of the efficacy?

Zeb Horowitz:	Yes, it’s not rigorous. I don’t have a lot of data on those patients. It may be that they have antibodies. I don’t have the data yet from the Open Label Extension. It may just be that it’s a small number of patients and over time and with more patients the Q-4 will look better. But the Q-2 group has always looked better than Q-4 and this is with that. I don’t have data yet that would enable me to give you a good hypothesis.

(Katherine Xu):	Well congratulations on the Open Label. It looks pretty good.

Zeb Horowitz:	Thank you.

Operator:	Our next question comes from (Leland Gershell) from Cowan and Company. Please go ahead with your question.

(Leland Gershell):	Good morning guys. Thank you for taking my question and for the comprehensive update. I wanted to first ask — it seems like you’ve been able to segment patients who are high titer versus not and correlate that pretty well with your status. Could you comment at all on the clinical outcomes of these patients? In other words, are there patients who may be in the high titer

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

and therefore not be respondents for uric acid but actually show some signs of clinical benefits?

Zeb Horowitz:	Yes, I can give you a piece of an answer. We don’t have everything nailed down with correlation analyses yet. There were some patients who were PUA non-responders who had complete response for tophi who showed good – tender had swollen joints on the PROs in Phase 3. But you’ve got to remember that while the high titer did predict loss of efficacy, there were some patients with low or mid titer who also loss efficacy just like there were patients with high titer who maintained uric acid controls. Certainly a lot of patients, most of patients with low or mid titer. So it’s not a tight direct correlation and I don’t have the specific numbers. But you are correct — some patients did not show complete control of uric acid but did have a clinical outcome. Which does question the validity of the six milligram per deciliter uric acid cut as a surrogate market. And you know uric acid has never been validated as a surrogate market. It’s considered a chemical marker.

(Leland Gershell):	Okay and just to clarify — the 30% or so of patients who had been responders in Phase 3 and then they went on to the every four week and fell off, where these or — mostly are all patients who were on the every two week and went to every four? Or was it a mix of patients who were on four and then became non-responders staying on four?

Zeb Horowitz:	Yes, that’s a great question. At this point it looks like about two-thirds of those patients were Q-2 patients who switched to Q-4 and it may be that they simply need more drug more frequently. I don’t have that nailed down. As I said, we don’t have the OLE data. So it might have been breaking tolerance or it may just be that they needed more drug.

(Leland Gershell):	Okay. And then a question on safety. It looks fairly in line with what we had before. Are there any patients who fit the criteria for anaphylaxis in the OLE?

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Zeb Horowitz:	All I can say is in my view none of our patients in the Open Label experienced anaphylaxis. But anaphylaxis is always a retrospective diagnosis. So I can’t say anything definitive about that. One of the patients did very well, even with their infusion reaction. All of the infusion reactions were relatively short duration and in this data set that I’m reporting now, none of the patients got epinephrine, so you know, was it true anaphylaxis or just anaphylaxtoid — I would side with anaphylaxtoid. But we would (unintelligible).

(Leland Gershell):	Okay, great. Thanks for answering the questions. I’ll jump back in the queue.

Operator:	Our next question comes from the line of (Salveen Hatchnover) with (Jeffery’s and Company). Please go ahead with your question.

(Salveen Hatchnover):	Hi guys, good morning. I just want to clarify — so we’re not expected to see any additional Open Label Extension data before you file the BLA?

Christopher Clement:	Salveen, this is Chris. I think at this point our focus is going to be on getting all of the data analyzed. We want to make this timeline of getting the BLA submitted by the end of September. So our hope is just going to that. I think as we’ve said before, as we get additional information we have the desire and the need to communicate this information and we will do so number one if it’s material and number two we’ll try to work the information in at conference calls like this and other conferences.

(Salveen Hatchnover):	Great, and could you maybe just provide a little bit more color on your pre-BLA meeting with the FDA meeting in terms of the surrogate endpoint of reduction of uric acid levels and the adequacy of 80 to 90 patient data out to 12 months?

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Zeb Horowitz:	Sure. Use of uric acid is an endpoint. It’s been used for every drug program in gout. And the agency, if you go back to an advisory panel meeting, I believe it was June or July of 2004, actually I gave a short presentation on pegloticase at that time, but in that advisory panel meeting the agency and the panelists agreed that uric acid was not a validated surrogate marker, it wasn’t a diagnostic marker.

It’s a prognostic marker, which is really a biochemical marker of gout, but because between 6 to 7 mgs per deciliter of uric acid (unintelligible) defines the biochemical limit of solubility of uric acid, thereby predicting crystal accumulation and the only measure in gout that is available or was available at that time, just happened to be the main hurtle for all registration.

This is defined in our special protocol assessment. It tells exactly how we would measure uric acid in both terms of bioanalytics and terms of statistical analysis (unintelligible) studies that indicate any other end point after receiving written approval of our statistical analysis plan and confirmed in the pre-BLA meeting that we had the data sets and the analysis ready for submission.

So there was no challenge to that at any time in the process. I would say that for the first time the FDA will be getting a clinical outcome from itemized control trials, and then our Open Label Extension, and I’m sure that the FDA will be interested in looking at that and considering that for future changes to guidance perhaps on what a drug has to show in order to get approved for gout. But we have not discussed that. I’m sure they’ll be taking their own counsel on this data.

With regard to the duration of exposure, the FDA discussed with us ICH requirements at the pre-BLA meeting. Those requirements for any drug in general require 1500 patient exposure overall.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

We had 600 patients not the 100 patient at minimum (intelligible) but the agency clearly acknowledged that ICH guidance does not strictly apply to an orphan drug and they said our 15 patients that we had, that this data set was (unintelligible). I offered them 80 to 90 patients out to a year, they accepted that and said that was fully adequate and satisfactory.

And I will point out that in the room at the time was the medical reviewer. Dr. (Deniner) was the team leader, Dr. (Segal), the head of the division, Dr. (Rappaport) and the head of ODE, too, the Office of Drug Evaluation. (Unintelligible) who was also present in the room. This is acceptable to the agency. There’s simply no question about it.

(Salveen Hatchnover):	Great, thanks. And then can you provide us with the discontinuation rate in the Open Label Extension data at the time of the data cut in September and to date?

Zeb Horowitz:	I don’t have the specific number. I believe it’s approximately 20% and it remains 20% as of this date.

(Salveen Hatchnover):	Okay and then at the time of the data cut, how many people were in the observation arm of the study?

Zeb Horowitz:	I think there might have been two patients at that time. I’m not sure they both made it into the data cut. At this moment I think we had, in the data set for the BLA filing in September, I think there will be a total of 11 because after January when I was urging patients physicians to discontinue or switch, I think they had nine patients switch out of treatment into observation.

So I think for the BLA there will be 11. We may have as many as two in the data set but I don’t have data to report on them now because they were not

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

taking drug and this is intended only really for safety for the BLA , so we don’t have efficacy results on those patients.

(Salveen Hatchnover):	Great and just one last question. I apologize if you’ve answered this but, how many patients achieved gout flares and how many total patients were treated at that point?

Zeb Horowitz:	How many patients had gout flares in the Open Label Extension?

(Salveen Hatchnover):	Yes, and how many — you know, with those time points you provided, how many total patients had been treated up to that point.

Zeb Horowitz:	Let me see if I have any, if I can give you any clarity. I’m not sure I can answer that on the call, but maybe we can take that up subsequently. Hang on one sec. I had said that 31 of 41 patients in the Open Label every two week group had been previously exposed to pegloticase in the Phase 3 program and flares were experienced by only three patients after month two and none by month six, in the Open Label. In the every four week group, there were two or three patients each month experiencing gout flares out beyond month four. What I can’t tell you right now is whether it was the same patient having a flare or different patients. I just don’t have that individual patient data yet. So I can’t give you any better number than that.

(Salveen Hatchnover):	Thank you, very helpful.

Operator:	Our next question comes from the line of (Kim Lee) with Pacific Growth Equity. Please go ahead with your question.

(Kim Lee):	Good morning. A couple of follow up questions here. Can you address the number of patients that may have had a break in treatment going from the

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Phase 3 study into the Open Label study — how long were those breaks in treatment and how were they affected in this study? That’s my first question.

Zeb Horowitz:	Right. I think what you’re referring to is what we were calling allowable gaps in therapy. There weren’t a lot of patients that did that, but there were a few patients who had a gap of as much as three months and that’s why we don’t have more than 80 to 90 patients of continuous treatment. I don’t have specific numbers for you but there were a few patients that did have those gaps that could have contributed to a lack of plasma uric acid control, but I can’t say that specifically. It does complicate the analysis but I don’t think that it’s at this point I can say much more about it.

(Kim Lee):	Okay. And secondly, given the antibody data, how do think patients would react after re-treatment following a drug holiday or break?

Zeb Horowitz:	The data and the literature suggest that if a drug holiday is more than six months that you should see an increase in antibodies if they have antibodies. That is a break in tolerance. None of our patients had a gap of that duration. If you’re referring to our re-exposure study, my expectation is whatever the patient experienced the first time they got the drug, they’re likely to experience it again. That is what I understand Dr. (Sundy) is seeing at Duke when he discussed some of his results at ACR last year. And I think he had three patients re-exposed either from the Phase 1 or the Phase 2 study. None of those had a safety problem. And I think that’s likely the experience that they had — high titer and antibodies the first time, they’re likely to have high titer and antibodies again.

(Kim Lee):	Okay and for infusion reactions, the percentage given, was that a proportion of total infusions or did you include the patients that were observed as well?

Zeb Horowitz:	No, none of the analysis that I talked about included the patients on observation because they didn’t get drugs. But I want to point out I did not , (intelligible) infusion reactions, I said 21%. That’s 21% of patients, not 21%

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

of infusions. Just like in Phase 3, the proportion of infusions that were associated with an infusion reaction was only about 6-1/2%, but the proportion of patients who experienced it was much higher. But they may have only had one or two infusion reactions and then the infusion was slowed and it wasn’t a problem.

(Kim Lee):	Okay great. And then one final question. What do you see as the potential label for this drug, given the data to date?

Zeb Horowitz:	Well I really don’t want to speculate on that but I will say we have a good likelihood I think of having some of this date, the OLE data, in descriptive labeling. The agency says in order to have an indication or a claim, the FDA is very clear that for every drug and every disease you must have followed evidence from two randomized control trials. So to the extent that our Phase 3 data is considered a support of an indication or claim, then it could go in that direction. Otherwise, I think it’s likely it will appear in descriptively labeling in the labeling. And we did discuss that at the end of Phase 2 meeting but no commitments were made.

(Kim Lee):	Okay, great. Thank you.

Operator:	Our final question comes from the line of (Carol Werther) with Summer Street Research. Please go ahead with your question.

(Carol Werther):	Zeb would you just go ever what trials are ongoing right now and what trials you might start this year?

Zeb Horowitz:	Sure. At this moment we have the Open Label Extension protocol ongoing and it’s already been discussed. But we also have in the field our re-exposure study which is allowing patients; it will be about 15, maybe 20 patients who are at clinical sites all at very experienced clinical site.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

These are patients who may have participated in our Phase 1 intravenous study or our Phase 2 intravenous study. The Phase 1 was back in 2004, the Phase 2 was completed in 2005, so these are three to five year gaps since they last had treatment. We expect to have all the patients enrolled and dosed the first dose by mid-June and that will be a six month study.

Essentially we wanted to make the drug available to these patients. They were early volunteers, they all have severe gout and to meet Stage 3 entry criteria both the investigators and the patients have been asking for this. And it’s in line with the FDA request to us, to make the drug available for total commercialization to all patients that completed Phase 3.

And since I refused to do this with a setting of a compassionate use program where the company essentially has no control over the circumstances in which the patients receive the drug, I would only allow it in the context of a protocol with experienced investigators. And that’s what we’re doing.

And with regard to new study, we have no new trials scheduled.

(Carol Werther):	So the tumor lysis trial won’t start this year?

Zeb Horowitz:	Well we don’t have a specific tumor lysis protocol designed yet. We’re still waiting to analyze all of our safety data from Phase 3 results and the Open Label Extension before a decision is made to go with the children. And then of course we would want to discuss that with the FDA as well before going into children. So while I’m very excited about the potential for this drug, to be of benefit we haven’t pushed the button yet.

(Carol Wether):	Okay, and — I’m just trying to understand, did you say there were 30% that get high titers and — are these patients then, most of them are non-responders or some of them still respond? I’m just trying to get a handle on that. Would you — in three months would you take somebody off the drug if they had high titers?

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

Zeb Horowitz:	Well I don’t want to talk about a treatment decision but I can talk about data. What I believe I said in this conference call is among the non-responding population in Phase 3, 30% had high titer and all of those that had high titer, most of those that high titer were non-responders.

The fact that we’re now seeing 25% of patients who are non-responders becoming responders in the Open Label and more of them who are on Q-2 than Q-4, you know, until I have the immunogenicity data from the Open Label, I can’t say if there’s any relationship to the antibodies. But it does suggest that for some patients there may be a way to induce tolerance by giving more drug, by giving it longer or more frequently and so it may be that those who did not control the uric acid in Phase 3 still have a chance of controlling uric acid by going longer than six months.

But I don’t want to speculate on an individual patient, their individual physician treatment position.

(Carol Werther):	Right.

Zeb Horowitz:	Once we have an approval that we can undertake new studies and look at ways to improve the responding rate, we’ll look very closely at patients who are not PUA responders and see if we can make them PUA responders.

(Carol Werther)	Okay and my last question is, will we see some of the repeat data at ACR? The re-treatment data, will that be at ACR?

Zeb Horowitz:	From the re-exposures?

(Carol Werther)	Yes.

Zeb Horowitz:	No, no, there’s no time here because all the abstracts are already submitted and we won’t have finished that study by the time ACR. No, that’s possible.

SAVIENT PHARMACEUTICALS
5-8-08/9:00 am CT

MC/51208

(Kim Lee):	Okay, thank you.

Zeb Horowitz:	Sure.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Chris Clement:	Well we see emerging from ongoing analysis with the Phase 3 data and the Open Label study, a very exciting product profile that we believe will provide significant benefit and relief for the treatment-failure gout patient.

Our organization is focused and energized to complete the parts necessary to bring this novel drug to the market. I look forward to continuing to share with you our progress on key and important milestones throughout the year. Thank you for joining us on this call today.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.
END